SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                 Date of Report (Date of earliest event reported):
                                 January 24, 2001


                       KANSAS CITY SOUTHERN INDUSTRIES, INC.
                       -------------------------------------
                (Exact name of company as specified in its charter)


       DELAWARE                  1-4717                   44-0663509
---------------------         -------------           -------------------
(State or other jurisdiction  (Commission file           (IRS Employer
   of incorporation)             number)              Identification Number)


                 114 West 11th Street, Kansas City, Missouri 64105
                 -------------------------------------------------
                (Address of principal executive offices) (Zip Code)


                 Company's telephone number, including area code:
                                (816) 983 - 1303


                                 Not Applicable
           (Former name or former address if changed since last report)

Item 9. Regulation FD Disclosure

Following the close of the New York Stock Exchange on January 24, 2001, Kansas City Southern Industries, Inc. ("KCSI" or "Company") issued a press release announcing its fourth quarter and year to date 2000 operating results. On January 25, 2001, the Company held its fourth quarter presentation, which was available to shareholders and other interested parties via telephone or the KCSI web site at http://www.kcsi.com. Interested parties may hear a replay of our fourth quarter presentation by calling 1-719-457-0820, code #550233. The replay will be available for one week following the presentation. The slides presented at the presentation are available at http://www.kcsi.com by selecting the analyst presentation option under the "For Investor - KSU Stock" section of our web site. The press release, included as Exhibit 99.1 hereto, and certain other information distributed at the presentation, included as exhibit 99.2 hereto, are being furnished under Item 9 of this Current Report on Form 8-K pursuant to Regulation FD. The information in this report (including the exhibits) is furnished pursuant to Item 9 and shall not be deemed to be filed.

Item 7.     Financial Statements and Exhibits

(c)         Exhibits

            Exhibit No.                         Document
            (99)                                Additional Exhibits

            99.1 Press Release issued by Kansas City Southern Industries, Inc. dated January 24, 2001 entitled, "Kansas City Southern Industries Reports Improved Fourth Quarter and Year to Date Income from Continuing Operations", is attached hereto as Exhibit 99.1


            99.2 The following schedules are attached hereto as Exhibit 99.2-Combined Kansas City Southern
                                                Railway and Gateway Western
                                                Operating Statements, Combined
                                                Kansas City Southern
                                                Railway/Gateway Western
                                                Carloadings by Commodity and
                                                Kansas City Southern Industries,
                                                Inc. Preliminary Consolidated
                                                Balance Sheets

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.


                                           Kansas City Southern Industries, Inc.


Date: January 26, 2001                      By: /s/  Louis G. Van Horn
                                               ----------------------------
                                                    Louis G. Van Horn
                                             Vice President and Controller
                                                (Principal Accounting Officer)

EXHIBIT 99.1                                              Date: January 24, 2001

Kansas City Southern                             Media Contact: William Galligan
Industries, Inc.                                                816-983-1551
114 West 11th Street
Kansas City, MO 64105

NYSE Symbol: KSU

       Kansas City Southern Industries Reports Improved Fourth Quarter and
                 Year to Date Income From Continuing Operations

Earnings Analysis and Commentary

Kansas City Southern Industries, Inc. ("KCSI", "the Company") reported fourth quarter 2000 income from continuing operations of $3.6 million (6 cents per diluted share) compared to a loss of $7.2 million (13 cents per diluted share) in the fourth quarter of 1999. This $10.8 million improvement resulted primarily from an increase in U.S. operating income of $6.8 million, a $6.1 million increase in equity earnings related to Grupo Transportacion Ferroviaria Mexicana, S.A. de C.V. ("Grupo TFM"), and a decrease in interest expense of $2.5 million, somewhat offset by a decline in income tax benefits. KCSI's consolidated fourth quarter 2000 revenue decline of $16.9 million (11.1%) was more than offset by a $23.7 million reduction in operating expenses, resulting in improved operating income. Fourth quarter 1999 included $12.8 million of non-recurring unusual costs and expenses. Excluding these costs from 1999, fourth quarter 2000 operating expenses declined $10.9 million or 8.2% compared to prior year.

For the year ended December 31, 2000, income from continuing operations, before extraordinary items, increased $15.2 million (149%) to $25.4 million, or 43 cents per diluted share, from $10.2 million, or 17 cents per diluted share, for the year ended December 31, 1999. A $20.1 million increase in equity earnings from Grupo TFM and a $5.3 million decrease in the income tax provision for the year ended December 31, 2000 were partially offset by a decline in U.S. operating income of $1.0 million and an increase in interest expense of $8.4 million. Consolidated revenues declined 4.9% while consolidated operating expenses declined 5.2% for the twelve months ended December 31, 2000 compared with 1999. Excluding the impact of unusual costs and expenses experienced in fourth quarter 1999, year to date 2000 consolidated operating expenses declined 2.9% compared to 1999.

During January 2000, the Company re-capitalized its debt structure in anticipation of the Spin-off of Stilwell Financial, which was completed in July 2000, and in September 2000 also refinanced $200 million of bank debt with $200 million of 8-year senior unsecured notes. In connection with these transactions KCSI recorded extraordinary debt retirement costs of approximately $7.0 million, (net of income taxes). Additionally, during the third quarter of 2000, Grupo TFM refinanced $300 million of bank debt with a U.S. Commercial Paper program. Total KCSI and Grupo TFM debt retirement related extraordinary charges for 2000 were $8.7 million, or 15 cents per diluted share, net of income taxes.

DILUTED EARNINGS PER SHARE AND COMMON SHARES COMPARISONS

                                                  C>
                                      Fourth Quarter            Year to Date
                                      --------------            ------------
                                      2000       1999          2000      1999
                                      ----       ----          ----      ----
Income from continuing operations:
  U.S. operations                    $0.10      $0.13         $0.41     $0.50
  Grupo TFM and associated interest  (0.04)     (0.12)         0.02     (0.19)
  Non-recurring unusual costs &       -         (0.14)         -        (0.14)
    expenses                        ------    -------        ------     ------

  Income (loss) from continuing       0.06      (0.13)         0.43      0.17
operations
Extraordinary debt retirement costs   -          -            (0.15)     -
                                    ------    -------        ------     ------
   Total diluted earnings (loss)
    per share from continuing
    operations, adjusted for
    extraordinary items               0.06      (0.13)         $0.28    $0.17
                                    ======     ======         ======   ======


Weighted Average Diluted
   Common Shares Outstanding        59,839     55,270         58,390   57,025
   (thousands)(1)

(1) KCSI stockholders previously approved a reverse split of KCSI Common stock that became effective upon completion of the Spin-off. As discussed above, the Spin-off occurred on July 12, 2000 and, accordingly, at the close of the New York Stock Exchange on July 12, 2000, each two shares of KCSI Common stock was converted to one share of KCSI Common stock. All periods presented have been restated to reflect this reverse split.

Following the Spin-off of Stilwell from the Company on July 12, 2000, KCSI is comprised of, among others, The Kansas City Southern Railway Company ("KCSR"), Gateway Western Railway Company ("Gateway Western") and equity investments in Grupo TFM and Mexrail, Inc.

Fourth Quarter
KCSI reported income from continuing operations of $3.6 million for the three months ended December 31, 2000 compared to a loss of $7.2 million in fourth quarter 1999.

KCSI's consolidated fourth quarter 2000 revenues totaled $134.8 million versus $151.7 million in fourth quarter 1999. This $16.9 million (11.1%) decrease resulted primarily from lower combined KCSR/Gateway Western revenues of approximately $15.9 million. While revenue growth was experienced in certain product sectors including plastics, automotive, food products and metal/scrap shipments, most commodities showed weakness in the fourth quarter on a decline in carload volumes. As the general U.S. economy slowed in fourth quarter 2000, industrial production and manufacturing also retracted leading to a decline in demand for product shipments. Unit coal revenues were particularly lower (28%) as a major customer reduced coal deliveries in fourth quarter 2000 to decrease inventory stockpiles.

KCSI's consolidated operating costs and expenses decreased $23.7 million (16.2%) in the fourth quarter of 2000 compared to the fourth quarter of 1999. Fourth quarter 1999 included $12.8 million of unusual costs and expenses reflecting, among others, amounts for facility and project closures, employee separations, spin-off related costs, labor and personal injury related issues. Excluding these costs from 1999, fourth quarter 2000 operating costs declined $10.9 million compared to adjusted fourth quarter 1999. Fourth quarter 2000 operating costs declined, in spite of diesel fuel costs, which rose approximately 30% in the fourth quarter of 2000 compared to fourth quarter 1999, and higher casualty costs. Overall operating costs declined primarily due to operational efficiencies, cost containment efforts and gains on the sale of operating property at KCSR and Gateway Western. These operational improvements led to a quarter over quarter decrease in salaries and wages, car hire and purchased services. Revenue declines, however, resulted in increasing the combined KCSR/Gateway Western operating ratio for fourth quarter 2000 to 88.7% compared to 85.7% in the same 1999 period, excluding unusual costs and expenses.

Equity earnings related to the Company's investment in Grupo TFM improved to $2.8 million for fourth quarter 2000 versus a loss of $3.3 million in fourth quarter 1999. Grupo TFM revenues improved 18% to $165.4 million for the fourth quarter of 2000 from $140.7 million for the fourth quarter of 1999. These higher revenues were partially offset by an approximate 21% increase in operating expenses arising primarily from higher fuel costs and costs due to increased traffic volumes. Despite the impact of these higher operating costs, operating income rose approximately 5% quarter to quarter. The operating ratio increased to 78.6% in the fourth quarter of 2000 versus 77.1% in the fourth quarter of 1999. Additionally, fourth quarter 2000 results included a $0.3 million deferred tax expense (calculated under U.S. generally accepted accounting principles - "U.S. GAAP") versus a deferred tax expense of $16.5 million in fourth quarter 1999, which was caused by a significant change in the peso exchange rate at the end of 1999. The Company reports its equity in Grupo TFM under U.S. GAAP while Grupo TFM reports under International Accounting Standards.

KCSI interest expense in the fourth quarter of 2000 declined 18% from the prior year quarter. Increased interest expense due to higher interest rates and amortization of debt issuance costs associated with the January 2000 debt re-capitalization was more than offset by a benefit related to the adjustment of interest expense on anticipated tax deficiency items.

Year to Date
The Company's income from continuing operations before extraordinary items for the twelve months ended December 31, 2000 totaled $25.4 million versus $10.2 million in the same 1999 period (a 149% improvement). KCSI's consolidated revenues declined approximately 4.9%, while operating expenses declined 5.2% period to period.

Year to date combined KCSR/Gateway Western revenues decreased $22.5 million primarily as a result of declines in coal, export grain, chemical/petroleum and haulage revenues. These declines were partially offset by increases in paper and forest products and intermodal/automotive revenues. Excluding the unusual costs and expenses in fourth quarter 1999, combined KCSR/Gateway Western operating costs decreased approximately $6.1 million period to period. Lower costs were experienced in salaries & wages, material & supplies and car hire, along with the impact of gains on sales of operating property. Fuel costs, however, rose 40% in 2000 compared to 1999 on a 64% increase in average diesel fuel prices. The combined KCSR/Gateway Western operating ratio was 87.3% for the year ended December 31, 2000 compared to 85.1% for the year ended December 31, 1999, excluding unusual costs and expenses in 1999.

Excluding the impact of the Grupo TFM extraordinary item recorded in third quarter 2000, equity earnings from Grupo TFM improved $20.1 million for the year ended December 31, 2000 compared to the year ended December 31, 1999. Grupo TFM's revenues increased 22% period to period, while operating income increased nearly 34% resulting in an operating ratio of 74.0% for the year ended December 31, 2000 compared to 76.6% for 1999. Under U.S. GAAP, the deferred tax benefit for Grupo TFM was $13.2 million (excluding the impact of the extraordinary item) for the twelve months ended December 31, 2000 compared to a deferred tax expense of $11.5 million in 1999.

BUSINESS OUTLOOK
Michael R. Haverty, KCSI Chairman, President and Chief Executive Officer, said, "While we experienced the revenue effects of an economic slowdown and a 28% reduction in our unit coal revenues in fourth quarter 2000, we are pleased with our efforts to contain operating costs. We believe we have established an effective operating cost structure that will prove beneficial as we anticipate the return to revenue growth on our U.S. properties in 2001. In addition, the ongoing success of our investment in Grupo TFM is a validation of our NAFTA railway strategy.

The incredible growth story at Grupo TFM continues as revenues and operating profit for 2000 have increased nearly 22% and 34%, respectively. Equity earnings from Grupo TFM have increased $20.1 million this year over last year and have been a significant contributor to our income from continuing operations during 2000. We continue to believe that the best is yet to come with our Mexican investment in Grupo TFM as it realizes its potential as the rail transportation leader in NAFTA traffic for the North American marketplace.

Over the course of 2000, we significantly improved the efficiency and cost structure of our U.S. railroad operations. As anticipated revenue growth materializes, this improved cost structure will produce improved profitability. We have seen diesel fuel price increases in 2000, which have not been experienced in many years. We effectively managed our exposure to dramatic fuel cost increases by aggressively focusing on improved locomotive efficiency. We believe our improvement in fuel efficiency through the lease of 50 new fuel-efficient locomotives in late 1999 as well as an aggressive fuel conservation program initiated in mid-1999 demonstrated its impact on fuel costs. Additionally, we continue to experience lower salaries and wages through the reduction of the amount of overtime hours worked and the number of relief train crews used as well as a reduction in total employee count.

Domestically we were adversely affected by a fourth quarter economic slowdown, a significant reduction in coal shipments by our largest customer, highly competitive rate pressures and high interest costs.

As we look to 2001, we envision continued success in Mexico with Grupo TFM, increasing revenues and profitability for our U.S. operations as we regain our coal traffic and increase automotive and chemical traffic, the re-opening of commercial service on the Panama Canal Railway and an emphasis on reducing corporate debt throughout the year. KCSI management continues its strong commitment toward maximizing the potential of the NAFTA franchise and enhancing shareholder value."


This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in KCSI's December 31, 1999 Form 10-K, the Current Report on Form 8-K/A dated June 3, 1997, each filed by the Company with the Securities and Exchange Commission (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

                        (Financial Information Attached)

                 KANSAS CITY SOUTHERN INDUSTRIES, INC. and SUBSIDIARY
                                    COMPANIES
                          (excludes Stilwell Financial Inc.)
                     CONSOLIDATED CONDENSED STATEMENTS OF INCOME
                     (dollars in millions, except per share data)
                                   (Unaudited)

                                             Three Months        Twelve Months
                                          Ended December 31,   Ended December 31,
                                          -----------------     ----------------
                                            2000      1999       2000     1999
                                           -------   -------    -------  -------

    Revenues                               $134.8    $151.7     $572.2   $601.4

    Costs and
    expenses                                108.9     132.4      453.0    480.4
    Depreciation and
    amortization                             13.7      13.9       56.1     56.9
                                           -------   -------    -------  -------

    Operating income                         12.2       5.4       63.1     64.1


    Equity in net earnings of unconsolidated affiliates:
     Grupo Transportacion Ferroviaria
    Mexicana, S.A. de C.V. (estimated)        2.8      (3.3)      21.6      1.5
     Other                                   (1.1)      0.2        2.2      3.7
    Interest expense                        (11.6)    (14.1)     (65.8)   (57.4)
    Other, net                                1.2       2.1        6.0      5.3
                                           -------   -------    -------  -------

    Pretax income (loss)                      3.5      (9.7)      27.1     17.2

    Income tax provision (benefit)           (0.1)     (2.5)       1.7      7.0
                                           -------   -------    -------  -------

    Income (loss) from
    continuing operations                     3.6      (7.2)      25.4     10.2
    Extraordinary items,
    net of tax:
      Debt retirement costs - KCSR/KCSI       -        -          (7.0)     -
      Debt retirement costs - TFM             -        -          (1.7)     -
                                           -------   -------    -------  -------
    Income (loss) from continuing
    operations, net extraordinary items     $ 3.6     $(7.2)    $ 16.7   $ 10.2
                                           =======  =======     =======  =======

    Per Share Data:

    Basic earnings (loss) per Common
     Share from continuing operations       $0.06    $(0.13)    $ 0.44   $ 0.18
    Basic earnings (loss) per Common
     Share - extraordinary items                -        -       (0.15)       -
                                           -------   -------    -------  ------
    Basic earnings (loss) per Common
     Share, net of extraordinary items       0.06     (0.13)      0.29     0.18
                                           =======  =======     =======  =======

    Weighted Average Common shares
    outstanding (in thousands)             58,132    55,270     56,650   55,142
                                           -------   -------    -------  -------

    Diluted earnings (loss) per Common
     Share from continuing operations      $ 0.06    $(0.13)    $ 0.43   $ 0.17
    Diluted earnings (loss) per Common
     Share - extraordinary items                 -        -      (0.15)       -
                                           -------   -------    -------  -------
    Diluted earnings (loss) per Common
     Share, net of extraordinary items     $ 0.06    $(0.13)    $ 0.28   $ 0.17
                                           =======  =======     =======  =======

    Diluted Common shares outstanding
     (in thousands)                        59,839    55,270     58,390   57,025
                                           -------   -------    -------  -------

EXHIBIT 99.2

Combined KCSR and Gateway Western
Operating Statements
Dollars in Millions

                                 Fourth        Fourth         Twelve        Twelve
                                Quarter       Quarter         Months        Months
                                  2000         1999 *          2000         1999 *
                              ------------- -------------   ------------ -------------
Revenues
 Freight Revenue                  $   82.3      $   86.6      $   347.6      $  355.0
 Intermodal and Automotive Revenue    16.0          16.0           63.0          59.1
 Unit Coal Revenue                    22.2          30.7          103.6         116.3
 Other Revenue                        11.8          14.9           48.9          55.2
                              ------------- -------------   ------------ -------------
      Total Revenues                 132.3         148.2          563.1         585.6
                              ------------- -------------   ------------ -------------

Operating Expenses
    Salaries & Wages                  35.6          39.0          139.3         146.6
    Fringe Benefits                   11.3          13.2           52.6          53.1
    Fuel                              12.8           9.8           48.1          34.2
    Material and Supplies              6.9           8.6           30.5          35.1
    Car Hire                           3.7           6.0           14.8          22.4
    Purchased Services                12.0          16.0           47.9          51.7
    Casualties & Insurance             9.5           9.3           34.0          30.6
    Other                             (2.4)          9.0            3.6          19.7
                              ------------- -------------   ------------ -------------
      Net Operating Expenses          89.4         110.9          370.8         393.4
                              ------------- -------------   ------------ -------------

Fixed Expenses
    Leases, Net                       13.1          12.0           55.6          52.0
    Depreciation                      12.7          12.9           52.1          50.0
    Taxes (Other Than Income)          2.1           4.0           13.3          15.3
                              ------------- -------------   ------------ -------------
      Total Fixed Expenses            27.9          28.9          121.0         117.3
                              ------------- -------------   ------------ -------------
    Total Expenses                   117.3         139.8          491.8         510.7
                              ------------- -------------   ------------ -------------
Operating Income                      15.0           8.4           71.3          74.9



*  Includes $12.8 million of non-recurring costs and expenses

Combined Kansas City Southern Railway/Gateway Western
Carloadings By Commodity - Year Ended December 31, 2000
Dollars in Thousands

          Carloadings                                                 Revenue

          Year ended       %                                          Year ended     %
----------------------                                        --------------------
  1999         2000     Change                                  1999     2000     Change
----------   ---------  --------                              -------- ---------  --------

                                      Coal
  197,347     180,949    (8.3)%         Unit Coal             116,314   103,617    (10.9)%
    3,486       3,216    (7.7)%         Other Coal              1,054     1,342     27.3%
----------   ---------                                        -------- ---------
  200,833     184,165    (8.3)%                               117,368   104,959    (10.6)%

                                     Chemical & Petroleum Products
   25,841      26,276      1.7%         Plastics               23,968    24,665      2.9%
   72,408      68,048     (6.0)%         Misc. Chemicals       67,478    65,198     (3.4)%
    4,970       1,813     (63.5)%        Soda Ash               5,765     2,007    (65.2)%
   35,361      33,139     (6.3)%         Petro Products        25,010    24,426     (2.3)%
   26,924      24,848     (7.7)%         Petro Coke            10,523    10,017     (4.8)%
----------   ---------                                        -------- ---------
  165,504     154,124     (6.9)%                 Total         132,744   126,313    (4.8)%
----------   ---------                                        -------- ---------

                                     Agriculture and
                                    Minerals
   50,236      49,201    (2.1)%         Domestic Grain         36,665    36,898      0.6%
   14,439      11,060   (23.4)%         Export Grain           11,159     8,109    (27.3)%
   32,373      29,458    (9.0)%         Food/Kindred           23,030    23,744      3.1%
                                    Products
   26,036      25,528    (2.0)%         Ores and Minerals      13,542    13,256     (2.1)%
   17,850      16,721    (6.3)%         Stone, Clay & Glass    12,737    12,332     (3.2)%
   26,309      25,100    (4.6)%         Metal/Scrap            15,831    19,275     21.8%
   11,711       7,620   (34.9)%         Military/Other         10,131     7,993    (21.1)%
                                    Carloads
----------   ---------                                        -------- ---------
  178,954     164,688    (8.0)%                 Total         123,095   121,607    (1.2)%
----------   ---------                                        -------- ---------

                                     Paper & Forest
                                    Products
   92,541      90,577    (2.1)%         Pulp/Paper             62,086    63,344      2.0%
    7,790       7,181    (7.8)%         Scrap Paper             3,944     3,912     (0.8)%
   39,527      33,675   (14.8)%         Pulpwood/Logs/Chips    15,155    13,439    (11.3)%
   27,983      28,291     1.1%          Lumber/Plywood         23,840    24,933      4.6%
----------   ---------                                        -------- ---------
  167,841     159,724    (4.8)%                 Total         105,025   105,628      0.6%
----------   ---------                                        -------- ---------

                                     Intermodal & All Other Carloads
    7,987      21,655    171.1%         Automotive              7,487    13,351     78.3%
  222,981     247,604     11.0%         Intermodal             51,599    49,622     (3.8)%
----------   ---------                                        -------- ---------
  230,968     269,259     16.6%                 Total          59,086    62,973      6.6%
----------   ---------                                        -------- ---------

  944,100     931,960     (1.3)%     TOTAL FOR BUSINESS UNITS 537,318   521,480     (2.9)%

   43,586      32,607    (25.2)%     Haulage                   16,779    11,614    (30.8)%

   (8,231)     (8,561)     4.0%     Adjustments                (6,923)   (7,289)     5.3%
----------   ---------                                        -------- ---------

  979,455     956,006     (2.4)%              TOTAL           547,174   525,805     (3.9)%
==========   =========                                        ======== =========

Combined Kansas City Southern Railway/Gateway Western
Carloadings By Commodity - Fourth Quarter 2000
Dollars in Thousands

             Carloadings                                                 Revenue

          Fourth Quarter    %                                      Fourth Quarter   %

-------------------------                                      --------------------
  1999        2000       Change                                  1999      2000    Change
----------   --------    --------                              --------  --------  --------

                                      Coal
   49,306     39,451     (20.0)%         Unit Coal              30,654    22,211   (27.5)%
      664        914      37.7%          Other Coal                201       477   137.3%
----------   --------                                          --------  --------
   49,970     40,365     (19.2)%                                30,855    22,688   (26.5)%

                                       Chemical & Petroleum Products
    6,102      6,466        6.0%          Plastics               5,635     6,486    15.1%
   17,868     16,098      (9.9)%          Misc. Chemicals       16,906    15,174   (10.2)%
      902        436     (51.7)%          Soda Ash                 994       472   (52.5)%
    8,398      7,455     (11.2)%          Petro Products         5,927     5,562    (6.2)%
    5,967      6,152        3.1%          Petro Coke             2,533     2,283    (9.9)%
----------   --------                                          --------  --------
   39,237     36,607      (6.7)%                 Total          31,995    29,977    (6.3)%

                                       Agriculture and
                                       Minerals
   12,657     10,993     (13.1)%          Domestic Grain         9,450     8,831    (6.6)%
    3,210      2,674     (16.7)%          Export Grain           2,109     2,177     3.2%
    7,706      7,194      (6.6)%          Food/Kindred Products  5,450     5,958     9.3%
    6,778      5,510     (18.7)%          Ores and Minerals      3,543     3,149   (11.1)%
    4,215      3,796      (9.9)%          Stone, Clay & Glass    3,148     2,803   (11.0)%
    8,221      5,581     (32.1)%          Metal/Scrap            3,908     4,361    11.6%
    2,355      1,660     (29.5)%          Military/Other
                                             Carloads            2,015     1,797   (10.8)%
----------   --------                                          --------  --------
   45,142     37,408     (17.1)%                 Total          29,623    29,076    (1.8)%
----------   --------                                          --------  --------

                                       Paper & Forest Products
   23,082     21,603      (6.4)%          Pulp/Paper            15,728    15,240    (3.1)%
    2,130      1,938      (9.0)%          Scrap Paper            1,085     1,055    (2.8)%
    9,577      7,637     (20.3)%       Pulpwood/Logs/Chips       3,795     3,103   (18.2)%
    6,979      6,603      (5.4)%          Lumber/Plywood         5,984     5,796    (3.1)%
----------   --------                                          --------  --------
   41,768     37,781      (9.5)%                 Total          26,592    25,194    (5.3)%
----------   --------                                          --------  --------

                                       Intermodal & Automotive
    2,030      6,668      228.5%          Automotive             2,855     3,959    38.7%
   57,232     67,926       18.7%          Intermodal            13,215    12,005    (9.2)%
----------   --------                                          --------  --------
   59,262     74,594       25.9%                 Total          16,070    15,964    (0.7)%
----------   --------                                          --------  --------

  235,379    226,755      (3.7)%      TOTAL FOR BUSINESS UNITS 135,135   122,899    (9.1)%

   10,429      6,319     (39.4)%       Haulage                   3,846     3,324   (13.6)%
   (2,450)    (2,721)     11.1%        Adjustments              (1,786)   (2,385)   33.5%
----------   --------                                          --------  --------

  243,358    230,353      (5.3)%               TOTAL           137,195   123,838    (9.7)%
==========   ========                                          ========  ========

Kansas City Southern Industries, Inc.
                                                                ----------------
Consolidated Balance Sheets                                       PRELIMINARY
                                                                ----------------
Unaudited
(Dollars in Millions)

                                          December 31, 2000    December 31, 1999
                                          -----------------    -----------------

Assets
  Cash                                         $      21.5          $      11.9
  Accounts receivable                                142.0                132.2
  Inventories                                         34.0                 40.6
  Other current assets                                40.3                 23.8
                                          -----------------     ----------------
     Total current assets                            237.8                208.5

  Investments held for operating purposes            358.2                337.1
  Properties, net of depreciation                  1,327.8              1,277.4
  Other assets                                        42.1                 34.4
                                          -----------------     ----------------

      Total assets                            $    1,965.9         $    1,857.4
                                          =================     ================

Liabilities and Stockholders' Equity
  Current portion of long-term debt            $      36.2          $      10.9
  Accounts payable                                    58.3                 74.8
  Accrued liabilities                                156.3                168.5
                                          -----------------     ----------------
     Total current liabilities                       250.8                254.2

  Long-term debt                                     638.4                750.0
  Deferred income taxes                              357.1                297.4
  Other                                               76.2                 87.3
  Stockholders' equity                               643.4                468.5
                                          -----------------     ----------------

    Total liabilities and stockholders'       $    1,965.9         $    1,857.4
       equity                             =================     ================